Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Packaging Corporation of America:

We consent to the incorporation by reference in the registration statements (Nos. 333‑179620, 333-188265, 333-206801, and 333-202723) on Form S-8 of Packaging Corporation of America and the registration statement (No. 333-191713) on Form S-3 of Packaging Corporation of America of our report dated February 26, 2014, with respect to the consolidated balance sheet of Boise Inc. as of December 31, 2013, and the related consolidated statements of income and comprehensive income, changes in stockholder’s equity, and cash flows for the period from October 25, 2013 through December 31, 2013, which report appears in the December 31, 2015 annual report on Form 10‑K of Packaging Corporation of America.

/s/ KPMG LLP

Boise, Idaho
February 26, 2016